Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Helix BioPharma Corp.

We consent to the use of our audit report dated October 10, 2008 on the consolidated balance sheets of Helix BioPharma Corp. (the “Company”) as at July 31, 2008 and 2007, the consolidated statements of operations and comprehensive loss, deficit and cash flows for each of the years in the three-year period ended July 31, 2008, and to the reference to our firm under the heading “Statement by Experts,” each of which is included herein in the registration statement on Form 20-F of the Company.

 /s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 27, 2009